EXHIBIT 12


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Millions of Dollars Except Ratios)


                                                              Three Months Ended                Twelve Months Ended
                                                               December 31, 1998                  December 31, 1998
                                                              ------------------                -------------------
EARNINGS:
Earnings (loss) from continuing operations
  before income taxes                                                    $ 185.0                           $(588.3)
Interest expense                                                            38.3                              145.3
Portion of rent expense representative
  of an interest factor                                                      6.7                               26.9
                                                                         -------                           --------

Adjusted earnings (loss) from continuing
  operations before taxes and
  fixed charges                                                          $ 230.0                           $(416.1)
                                                                         =======                           ========

FIXED CHARGES:

Interest expense                                                         $  38.3                           $  145.3
Portion of rent expense representative
  of an interest factor                                                      6.7                               26.9
                                                                         -------                           --------

Total fixed charges                                                      $  45.0                           $  172.2
                                                                         =======                           ========

RATIO OF EARNINGS TO FIXED
  CHARGES                                                                   5.11
                                                                         =======
RATIO OF EARNINGS TO FIXED
  CHARGES (DEFICIENCY) (Note 2)                                                                                  --
                                                                                                           ========

Notes: 1. Included in earnings (loss) from continuing operations before income taxes for the three months ended December 31, 1998, are restructuring and exit costs of $10.5 and gain on sale of businesses of $51.1. Included in earnings (loss) from continuing operations before income taxes for the twelve months ended December 31, 1998, are restructuring and exit costs of $164.7, write-off of goodwill of $900.0, and gain on sale of businesses of $114.5.

       2. For the twelve months ended December 31, 1998, earnings (loss) from continuing operations before income taxes are insufficient to cover fixed charges by the amount of $588.3.

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